Exhibit 10.2

As of May 1, 2014

Dear _____:

This Amended and Restated Employment Agreement (the “Agreement”) shall amend and restate that certain Employment Agreement between Function (X) Inc. (now known as Viggle Inc. (the “Company”) and you (sometimes referred to hereinafter as “You” or the “Executive”) dated _________________ (the “Original Agreement”).

1.           Term.  This Agreement is conditioned on the completion of the Company’s primary share offering currently contemplated to be underwritten by Ladenburg Thalmann (the “Offering”) and will be effective on the later of May 1, 2014 or the date the Offering is consummated.  This Agreement will continue in effect for five (5) years (the “Term”) until April 30, 2019, unless sooner terminated pursuant to the provisions contained herein.  For the purposes of this Agreement, each employment year will begin on May 1 and end on April 30.

2.           Duties.

(a)           You shall serve as President and Chief Operating Officer of the Company.  Subject to the travel needs of the Company, You shall work in the Company’s New York, New York office, or such other location as may be designated by the Company from time to time.  You will report to the Chief Executive Officer of Viggle, or such other person as may be designated by the Company from time to time.  You shall devote Your full working time to the business and affairs of the Company and to the fulfillment of the duties under this Agreement in a diligent and competent fashion.

(b)           The Company acknowledges and agrees that during the Term:

(i)           You may continue or commence service as a director and officer (or in a similar capacity) on the governing or advisory board of other business entities whose business is not competitive with that of the Company or any of its subsidiaries and shall not involve a time commitment which shall impair Your ability to perform the duties required hereunder; and

(ii)           You agree that Your commencement or continuation of service as described in this Agreement shall be subject to the review and approval of the Company’s Board of Directors (the “Board”) (based on the criteria of competitiveness and time commitment), so long as the Board’s discretion is not applied unreasonably.  If the Board withdraws its approval for the continuation of Your service as described in Section 2(b)(i), You agree that You shall promptly resign from such position. You and the Company agree that nothing in this Section 2(b) applies to Your membership or contribution of Your non-working time or services, in a non-remunerative capacity, to any: charitable or educational organization, foundation, or association; political organization or campaign; religious group, foundation, or organization; or non-profit trade, professional, community, or recreational organization orclub, so long as the purpose or aim of any such organization presents no conflict with the business of the Company or any of its subsidiaries, as determined by the Board.

(c)           The Company acknowledges and agrees that during the Term, You may devote a portion of Your business time to personal investments and outside business commitments, provided, however that: (a) such activities do not conflict with the business of the Company or any of its subsidiaries, (b) such activities do not interfere, directly or indirectly, with the performance of Your obligations under this agreement, and (c) such activities do not result in a breach by the Company of any non-competition or any other similar type of agreement to which the Company or any of its subsidiaries  may be a party.

(d)           No provision of this agreement shall be construed to prohibit Your (i) acquisition, ownership, or trading, including without limitation the Executive’s indirect ownership, of less than two percent (2%) of the issued and outstanding stock (or comparable bonds, options, derivatives, or negotiable instruments) of a business entity having securities publicly traded anywhere in the world, provided, however, that the ownership limitations of this clause (i) shall not apply to (aa) Your ownership of any such securities through an open-end mutual fund or (bb) Your ownership of any such securities that precedes the Effective Date if, but only if, the issuer of the securities is not a competitor of the Company; or (ii) passive ownership of stock, partnership interests, or comparable ownership interests or securities in any for-profit private business entity that is not directly competitive with the business of the Company or any of its subsidiaries. The Company additionally agrees that nothing in this agreement shall operate to prohibit Your acceptance of a testamentary gift, bequest, or its equivalent, nor Your retention of any such gift, bequest, or its equivalent following its delivery, so long as You retain the interest(s) solely for investment purposes.

3.           Compensation.

(a)           Base Salary.  You shall be paid a base salary at the annual rate of One Dollar ($1.00) (“Base Salary”) for each year of the Term, payable on May 1.  As an exempt employee, You will not be eligible for overtime pay.

(b)           Guaranteed Amount.  You shall also receive a guaranteed annual payment (the “Guaranteed Amount”) in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (which payment may be made in cash, or, if either the Compensation Committee or You so elect, in shares of the Company’s common stock, provided that the Compensation Committee approves such grant). The value of each share shall be determined by compiling the weighted average daily closing price of the Company’s common stock for the twelve (12) month period ending on the last day of the month preceding the date the Guaranteed Amount is to be paid.

(c)           Additional Bonus. At the discretion of the Board and/or the Compensation Committee, You may be awarded an additional bonus besides the Annual Bonus (the “Additional Bonus”).  The form and amount of the Additional Bonus shall be at the sole and absolute discretion of the Board.  The Board’s decision to cause the Company to make or to not make an Additional Bonus payment to You in any year (including, without limitation, the consideration to be received or methodology applied by the Board to an Additional Bonus eligibility determination in any year) shall have no bearing on Your eligibility to earn an Additional Bonus in any succeeding year, nor shall the amount, form, or payment timing of any such Additional Bonus in any year have any bearing on any aspect of an Additional Bonus determination in any subsequent year.  You acknowledges and agrees Your eligibility to participate in the Company’s 2011 Executive Incentive Plan (as amended) (the “Plan”), other than with respect to the Annual Bonus, may be based on the attainment of performance goals, subject to stockholder approval and that shall otherwise comply with the requirements of Section 162(m) of the Code and that the Board may, in its sole and absolute discretion, establish from time to time one or more other annual or long-term bonus plans under which the Executive may be an eligible participant and that also are based on the attainment of performance goals, subject to stockholder approval and that shall otherwise comply with the requirements of Section 162(m) of the Code.

(d)           Equity Grant:  Subject to approval by the Compensation Committee and the terms of the Company’s standard form of grant agreement, as determined in its sole discretion, You shall receive a grant of restricted shares (the “RSUs”) of the Company’s common stock equal to one and one-quarter percent (1.25%) of Company’s (i) issued and outstanding common stock and (ii) common shares underlying in- or at-the-money options and warrants and (iii) preferred shares convertible into common shares as part of the exchange.  The total of (i), (ii), and (iii) shall be measured immediately prior to the consummation of the primary share offering at the price at which the Company’s common stock is priced to the public in such offering.  The grant shall vest ratably in annual installments at the last day of the month preceding the date the public offering was consummated over a period of five (5) years from the date of grant.

4.           Benefits.

(a)           Subject to the eligibility requirements and other terms and conditions of the respective plan documents, You may be eligible to participate in benefits offered by the Company to employees with your level of compensation and responsibility, as may be in effect or modified from time to time.

(b)           You are currently eligible for twenty days of paid time off per calendar year in accordance with, and subject to, the Company’s paid-time-off policy, as it may change from time to time.

(c)           You will be entitled to reimbursement of travel and other business expenses.  Such travel shall be in accordance with the Company’s travel guidelines relating to employees with your level of compensation and responsibility.  You will be required to submit receipt evidencing such expenditures in accordance with Company guidelines.

5.           Termination.

(a)           Either You or the Company may terminate this Agreement at any time for any reason.

(b)           If You are terminated for Cause (as hereinafter defined in Section 5(e)) or if You terminate this Agreement without Good Reason (as hereinafter defined in Section 5(g)), then the Company will have no further obligations to You other than to pay Your Base Salary through the date of termination and reimburse You for any unreimbursed expenses You have incurred (such obligations, the “Accrued Obligations”).

(c)           If the Company terminates You without Cause, if You terminate this Agreement with Good Reason, or if You die or become permanently disabled during the term of this Agreement:

(i)           You will be entitled to receive a lump sum payment within sixty (60) days of the termination date equal to one (1) year’s Guaranteed Amount (which payment may be made in cash, or, if either the Compensation Committee or You so elect, in shares of the Company’s common stock, provided that the Compensation Committee approves such grant.  The value of each share of which shall be determined by compiling the weighted average daily closing price of the Company’s common stock for the twelve (12) month period ending on the last day of the month preceding the date such payment is to be made), provided, however, that this Section 5(c)(i) shall not apply in the event of a Good Reason termination triggered by Section 5(g)(vi).

(ii)           All options to purchase Company stock or any RSUs granted under this Agreement or any other agreement that have not previously vested shall vest.

(d)           Your entitlement to the payments described in this Section 5 (other than the Accrued Obligations) is expressly contingent upon You first providing the Company with a signed general release of claims in favor of the Company substantially in the form attached as Exhibit A hereto (the “Release”) and not revoking such Release for a period of seven (7) days after its execution or thereafter.  In order to be effective, the Release must be delivered by You to the Company no later than forty-five (45) days following the Termination Date.  In the event that the 45 day period following the Termination Date begins in one calendar year and ends in another calendar year, the cash payments to be made under this Section 5 (other than the Accrued Obligations), shall be paid in the later calendar year.

(e)           For the purposes of this Agreement, “Cause” shall mean that You have:

(i)           committed an act which, as set forth in any employment handbook promulgated by the Company, may lead to termination of employment, unless curable, in which case such cure shall not have been completed within thirty (30) days following the Company’s notice to You;

(ii)           engaged in any intentional act of fraud against the Company;

(iii)           engaged in willful malfeasance or gross negligence in the performance of this Agreement or capacity as an employee of the Company;

(iv)           refused to perform the duties required or requested consistent with Your obligations under this Agreement and under law, which refusal continues for more than five (5) days following the Company’s written notice of such refusal;

(v)           been convicted of a felony or entering a plea of nolo contendre to a felony charge;

(vi)           materially breached this Agreement, subject to a fifteen (15) day cure period following the Company’s written notice of such breach to the extent such breach is curable; or

(vii)          engaged in an act which leads to a finding by the Securities and Exchange Commission, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.

(f)           For the purposes of this Agreement, “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company, then outstanding securities other than by virtue of a merger, consolidation or similar transaction, provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) if Robert F.X. Sillerman or affiliates of his (a “Sillerman Controlled Entity”) beneficially own more than such thirty-five percent (35%) at any time; or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided further that if a Change in Control would occur (but for the operation of this proviso) as a result of the acquisition of voting securities by the Company, and after such share acquisition, any such Subject Person (so long as not a Sillerman Controlled Entity) becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if as a result of a merger, consolidation or similar transaction, a Sillerman controlled entity beneficially owns more than 35% of the successor company.

(iii) There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if as a result of the foregoing transactions, a Sillerman controlled entity beneficially owns more than 35% of the successor company.

(iv) During any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

(g)           For purposes of this Agreement, “Good Reason” shall mean if, before the end of the Term, one or more of the following events shall occur (unless such event(s) applies generally to all similarly situated senior executives of the Company):

(i) the assignment of any duties to You or the reduction of Your duties, without Your express written consent, either of which results in a significant diminution in Your position or responsibilities with the Company in effect immediately prior to such assignment, or the removal from such position and responsibilities;

(ii) without Your express written consent, a substantial reduction or change with respect to the facilities, support staff, or prerequisites (including office space and location) available to You immediately prior to such reduction or change;

(iii) a material reduction by the Company in the kind or level of employee benefits to which You are entitled immediately prior to such reduction with the result that Your overall benefits package is significantly reduced;

(iv) the failure of the Company to obtain the assumption of this Agreement by any successor;

(v) any material breach by the Company of any material provision of this Agreement; or

(vi) there is a Change of Control (as defined in 5(f) above) and You voluntarily terminate Your employment more than one (1) year thereafter.  In such case, that the provisions of Section 5(c)(i) shall not apply.

(h)           (i)           In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of You pursuant to the terms of this Agreement or otherwise, which is made in connection with, or arising out of, his employment with the Company or a Change of Control of the Company or a substantial portion of its assets (a "Payment") is a "parachute payment" within the meaning of Section 280G of the Code on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the "base amount," as defined in Section 280G(b)(3) of the Code, (the "Parachute Threshold") so that Executive would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax") and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any cash Payments under Section 5 hereof.

(ii)           All determinations required to be made under this Section 5, including whether any Payment is a "parachute payment" and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized law or accounting firm designated by the Company (the "Firm") and shall be based upon "substantial authority" (within the meaning of Section 6662 of the Code). The Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Firm shall be borne by the Company. Any determination by the Firm shall be binding upon the Company and Executive.

(i)           (i)           Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code ("Section 409A") or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a "specified employee" within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive's employment under any arrangement that constitute a "nonqualified deferral of compensation" within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-l(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive's "separation from service" (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive's death.

(ii)           After any Termination Date, You shall have no duties or responsibilities that are inconsistent with having a "separation from service" within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a "separation from service" as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a "nonqualified deferral of compensation" within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(iii)           To the extent that any reimbursements pursuant to this agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of Executive's taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

6.           Compliance with Policies and Procedures.  You agree to be bound by and to comply fully with all Company policies and procedures for employees.

7.           Confidentiality.

(a)           You acknowledge that, as a result of Your employment, You will be in possession of trade secrets and confidential and proprietary information of the Company and its affiliated entities, including without limitation, research and technology information, product development information, financial information, marketing information, personnel information, vendor/supplier information and client information, including pricing and cost information, as well as client preferences (the “Confidential Information”).  You agree to keep secret all Confidential Information and not to disclose Confidential Information to anyone outside of the Company (other than, in connection with Your duties to the Company to the Company’s advisors, agents, consultants, financing sources and other representatives), except in connection with the performance of Your duties under this Agreement, provided that: (i) You shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of Your breach of Your obligations hereunder; and (ii) You may disclose such information pursuant to a court or similar order, but You agree to use reasonable efforts to provide the Company, as the case may be with prompt notice of such request so that the Company may seek an appropriate protective order.  You agree to deliver promptly to the Company at the termination of Your employment, or at any other time the Company may so request, all memoranda, notes, records, reports, and other documents (including electronically stored information), including all copies thereto, relating to the Company’s business which You obtained while employed by, or otherwise serving or acting on behalf of, the Company and which You may then possess or have under Your control.  You acknowledge that the disclosure of Confidential Information would have a material adverse effect on the operations and development of the business of the Company.  Therefore, You agree that in the event of Your failure to comply with the provisions of this Section 7(a) the Company shall be entitled to the entry of an injunction or other equitable relief and You shall not object to such injunction or equitable relief on the basis of an adequate remedy at law or other reason.  This remedy shall be in addition to any other remedies available to the Company.

(b)           You agree not to disclose the terms of this letter to anyone except Your immediate family and Your tax advisors or legal counsel, prospective employers (but with disclosure limited to terms relating to Your post-employment restrictions under this letter), pursuant to a court or similar order, or in connection with any proceeding to enforce Your rights under this letter, except as otherwise required by law.

8.           Company Work Product. You acknowledge and agree that all of the ideas, concepts, inventions and work product rendered or provided by You during the term of Your employment which directly or indirectly relate to the Company’s business, whether alone or in conjunction with others (collectively, and without limitation, the “Company Work Product”), whether created at home or at the office and whether or not created during normal business hours, shall (a) be the sole and exclusive property of the Company, and You shall not have any right, title or interest therein and (b) constitute “works made for hire” under all applicable copyright, trademark, and similar or related statutes, regulations, or decisional law.  In furtherance of the foregoing, You hereby irrevocably assign to the Company all of Your rights, title, and interest, whether choate or inchoate or whole or partial, including all rights of copyright, patent or otherwise, in the United States and in all foreign countries, in any form or medium and in all fields of use now known or hereafter existing, in any Company Work Product created, developed, or discovered by You during the term of Your employment and You further agree that the Company is under no further obligation, monetary or otherwise, to You for such assignment.  You further agree to cooperate fully and promptly with, and otherwise facilitate, any efforts by the Company to vest in the Company all rights, title and interest in and to the Company Work Product and to register, preserve, and protect the Company Work Product from use by others, or from dilution or diminution.  You agree to execute and deliver any and all documents, agreements and instruments to evidence the rights of the Company in the Company Work Product as provided in this Section 8.  You hereby irrevocably name the Company as Your attorney-in-fact, and irrevocably grant to the Company a power of attorney to execute and deliver any and all documents, agreements and instruments in Your name as may be reasonably required to give effect to this Section 8; provided, that this power of attorney shall be exercised only with respect to any document, agreement or instrument that You fail to execute and deliver after five days written request by the Company.  The rights granted to the Company in this Section 8 shall continue in effect after the termination or expiration of Your employment term to the extent necessary for the Company’s full enjoyment of such rights.  You acknowledge that all unpatented inventions, discoveries, improvements, works of authorship or works for hire which were owned and controlled by You on the date of entering employment with the Company have been listed by You on Exhibit B which is attached to this Agreement.

9.           Restrictive Covenants.

(a)           You acknowledge and agree that You shall receive valuable Confidential Information of the Company and exposure to clients and potential clients of the Company.  You therefore agree that, during Your employment and for a period of one (1) year after the date of termination of Your employment, for any reason, You shall not, directly or indirectly, solicit any clients or potential clients of the Company or any of its affiliated companies, with whom You had contact with or about whom You learned information during  Your employment hereunder on behalf of Yourself or any other person or entity or directly or indirectly interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company (or any of its affiliated companies) and any client.  You further agree that You shall not disparage the Company or any of its affiliated companies, or any of their officers or directors or products or services to such clients or potential clients.

(b)           During the term of Your employment hereunder and for a period of one (1) year after the date of termination of Your employment, You shall not engage, whether directly or indirectly, through a sole proprietorship, or as an employee, officer, consultant, director, manager, managing member, stockholder, limited partner, general partner, trustee or member of any corporation, general partnership, limited partnership, trust, limited liability company or any other entity, in any business which is directly competitive with the Business. For purposes of this Section 9, the term “Business” shall mean (x) any business in which the Company is actually engaged during Your employment or (y) any business in which, as of the termination date of Your employment, the Company with Your participation, is actively planning on becoming engaged during within the ensuing twelve (12) months from the termination date of Your employment.

(c)           You acknowledge the Company has strong relationships with its clients and has a unique workforce, all of which was acquired at great time and expense, and which You would not have learned, but for Your employment with the Company.  As such, during the term of Your employment and for a period of one (1) year after termination of Your employment hereunder, You shall not:

(i)           Request, induce or attempt to influence any person or entity who is or was a client, customer, contractor or supplier of the Company to limit, curtail or cancel its business with the Company; or

(ii)           Request, induce, or attempt to influence any current or future officer, director, employee, consultant, agent or representative of the Company to: (A) terminate his, her, or its employment or business relationship with the Company; or (B) commit any act that, if committed by You, would constitute a breach of any term or provision of this Section 9.

10.           Representations.  You represent, warrant and covenant to the Company that You are free to execute this letter and provide the services contemplated hereunder and the engagement hereunder does not conflict with or violate, and will not be restricted by any pre-existing business relationship or agreement to which You are a party or are otherwise bound.  Without limiting the foregoing, You further represent, warrant and covenant to the Company that You are under no contractual commitments, including without limitation, any confidentiality, proprietary rights, non-solicitation, non-competition agreement or similar type of restrictive covenant agreement, inconsistent with Your obligations to the Company and that You will not at any time during the course of Your employment violate and/or breach any obligation or contractual/common law commitment that You may have to a third party or prior employer.

12.           Superseding of Prior Understandings or Agreements; No Employment or Compensation Guarantees or Other Modifications Except as Provided Herein.  You acknowledge that You have not relied on any oral or written representations or understandings not explicitly contained herein in executing this letter.  This document supersedes any and all oral or written understandings or agreements regarding Your employment with the Company or any of its affiliates.  No employee or representative of the Company, other than in a writing signed by an authorized officer of the Company, may enter into any agreement or understanding (a) guaranteeing You employment with the Company for any specific duration, (b) providing You with a guaranteed level of compensation with the Company, whether incentive compensation, severance pay or otherwise, or (c) otherwise modifying the terms of this letter.

13.           Miscellaneous.

(a)           If any provision of this letter is or becomes invalid, illegal or unenforceable in any respect under the law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(b)           This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving reference to the principles of conflicts of laws or where the parties are located at the time a dispute arises.

(c)           With the exception of any claims for workers compensation, unemployment insurance, claims before any governmental administrative agencies or claims related to the National Labor Relations Act, any controversy relating to this Agreement or Your employment shall be first be submitted to mediation in New York City administered by JAMS.  If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration in New York City administered by JAMS. Such binding arbitration is applicable to any and all claims under state and federal employment related statutes including without limitation the Fair Employment and Housing Act, the Title VII of the Civil Rights Act, as well as any claims related to a claimed breach of this Agreement.   The arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.  The parties shall maintain the confidential nature of the mediation and arbitration proceedings, and the award, unless otherwise required by law or judicial decision.  Judgment on the award may be entered in any court having jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 1st day of May, 2014.

Viggle Inc.
By:
Name:
Title:

EXHIBIT A

RELEASE

GENERAL RELEASE OF CLAIMS

_______________ (“Employee”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 5 of the employment letter agreement to which this release is attached as Exhibit A (the “Agreement”), does hereby release and forever discharge Viggle Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Employee’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Employee acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that he may have as of the date hereof.  Employee further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 5 of the Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Employee may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Employee shall not have relinquished his right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived his rights under ADEA.

Employee hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Employee also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

Employee acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Employee acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

This General Release of Claims shall take effect on the eighth day following Employee’s execution of this General Release of Claims unless Employee’s written revocation is delivered to the Company within seven (7) days after such execution.

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EXHIBIT B

EXCLUDED INVENTIONS AND WORKS OF HIRE